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                                                                     EXHIBIT 3.1


                                   CERTIFICATE

                       RESTATED ARTICLES OF INCORPORATION

                          OF ASI TECHNOLOGY CORPORATION

         Pursuant to NRS 78.403, the undersigned, certifies as follows:

         1. The name of the corporation is ASI Technology Corporation. The original Articles of Incorporation were filed with the Secretary of State on January 10, 1931; on August 31, 1973, Restated Articles of Incorporation were filed; an Amendment filed with the Secretary of State on September 1, 1998, changed the name of the corporation from Associated Smelters International to ASI.

         2. The text of the Articles of Incorporation is restated as amended to the date of this Certificate and supersedes the original and Restated Articles of Incorporation previously filed with the Secretary of State.

         3. The name of the Corporation is ASI Technology Corporation.

         4. The period of existence of the corporation is perpetual.

         5. The address of the registered office of the corporation is 2345 Red Rock St., Suite 310, Las Vegas, Clark County, Nevada 89146.

         6. The name of the Resident Agent of the corporation at the address is Neil J. Beller, Esq.

         7. (A) CLASSES OF STOCK: The Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK". The total number of shares which the corporation is authorized to issue is thirty one million (31,000,000) shares, each with a par value of $0.02 per share. Thirty Million (30,000,000) shares will be Common Stock and One Million (1,000,000) shares will be Preferred Stock.

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                  (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK:
The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in these Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of Preferred Stock in series and (I) to establish from time to time the number of shares to be included in each such series; (II) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (III) to increase or decrease the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the adoption of the resolution originally fixing the number of shares of such series.

                  (C) RIGHTS, PREFERENCES AND RESTRICTIONS OF COMMON STOCK: The Common Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The first series of Common Stock shall be designated "COMMON STOCK" and shall consist of Ten Million (10,000,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in this Article 7(C).

                           (1) DIVIDEND PROVISIONS: Subject to the rights of
series of Preferred Stock which may from time to time come into existence, the holders of shares of Common Stock shall be entitled to receive dividends, out of any assets legally available therefor, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Dividends payable to the holders of Common Stock shall be paid ratably to such holders in proportion to the number of shares of Common Stock (regardless of series) then held thereby.


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                           (2) LIQUIDATION PREFERENCE: In the event of any
liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock according to the number of shares of Common Stock (regardless of series) then held thereby.

                           (3) REDEMPTION: The Common Stock is not redeemable,
provided that nothing herein shall prevent the corporation from (a) offering to repurchase shares of its Common Stock or Preferred Stock should the Board of Directors resolve to make any such offer, or from consummating any repurchase transaction resulting from such offer, or (b) repurchasing shares of its Common Stock or Preferred Stock pursuant to a contractual agreement giving the Company the right to so repurchase any such shares.

                  (D) DISTRIBUTIONS: Subject to the terms of these Articles of Incorporation and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

         8. The business and pursuits of the Corporation shall be any lawful activity, subject to the provisions of NRS 78.045.

         9. The number of directors of this corporation shall be in no event less than three and that until changed by unanimous vote of the Board of Directors of this corporation the present number of directors shall be four.

         10. No Shareholders shall have preemptive rights to subscribe to shares of stock of the corporation of the same class or otherwise and the provisions of NRS 78.265 are waived.


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         11. The annual meeting of stockholders of this corporation shall be held on the date and at the time and place as shall be designated from time to time by the Board of Directors and stated in the Notice of the Meeting, for the purpose of electing Directors of the Corporation to serve during the ensuing year and for the transaction of such other business that may properly come before the meeting. A majority of the outstanding capital stock having the right to vote as shown on the books of the company on the date of the giving of the notice of the annual meeting or any special meeting shall constitute a quorum for the holding of the annual or special stockholders meeting.

         12. Pursuant to NRS 78.225, no stockholder is individually liable for the debts of the corporation.

         13. No corporate director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as director or officer of the corporation except for his acts or omissions involving intentional misconduct, fraud, a knowing violation of law or the payment of dividends in violation of NRS 78.300.

         14. To the extent that a Director, Officer, Employee or Agent of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding set forth in NRS 78.7502(1 & 2) or in any defense of any claim, issue or matter therein, the Corporation may indemnify him/her against expenses, including attorney's fees, actually and reasonably incurred by him/her in connection with the defense.

         15. The holders of at least the majority of shares have voted for or signed a written consent to the adoption of the Restated Articles of Incorporation.

         16. These Restated Articles of Incorporation were approved by authorization of the Board of Directors March 30, 2006.


/S/ JERRY E. POLIS                                      /S/ ERIC POLIS
----------------------                                  ---------------------
Jerry Polis, President                                  Eric Polis, Secretary


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